Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

OPTION CONTRACT FOR THE AQUISITION OF RIGHTS OF A MINING TITLE

Parties Involved:

Mining Titleholder:	AMERICANA DE MINERALES DE EXPORTACION “AMERALEX S.A.S.”

The Company:	COLOMBIA CLEAN POWER SAS

Mining Title:	MINING CONCESSION CONTRACT FFB-081

Location:	Municipalities of Boavita and La Uvita, department of Boyacá – Colombia.

AMERICANA DE MINERALES DE EXPORTACION S.A.S. (Previously AMERALEX LTDA), a commercial partnership legally constituted in the private document dated August 15, 2006, registered in the Chamber of Commerce of Duitama on August 24, 2006, with the business registration no. 00009311, herein and solely for purposes of the present agreement hereinafter referred to as “AMERALEX”, legally represented by CESAR E. SALGADO B., of legal age, with an address in the city of Duitama, Boyacá, identified as it appears below his signature and as is stated in the Certificate of Existence and Legal Representation issued by the Chamber of Commerce of Duitama (Annex 1) and with the due authorization of the shareholders assembly to enter this agreement (Annex 2) on one part, and CARLOS JULIO SOTO VASQUEZ, of legal age, with an address in Bogotá D.C., identified with the cédula number 70.045.125 issued in Medellín and JAMES ALBERT FLORES, identified with the United States of America passport number 209834913, on the other part, whoever act in their capacity as legal representatives of COLOMBIA CLEAN POWER SAS, a legally constituted partnership in Colombia in private document of the twenty seventh (27th) of May, 2010, registered in the Chamber of Commerce of Bogotá under the business registration number 01998177, Nit. 900.362.160-8 (Annex 3), hereinafter and solely for purposes of the present contract referred to as “CCP” agree to enter the present Option Contract for the acquisition of the rights and obligations derived from the Concession Contract for the Exploration and Exploitation of Coal Mineral Deposits and other concessibles number FFB-081, entered between the Colombian Institute of Geology and Mining, INGEOMINAS and AMERALEX, which will be governed by the clauses reviewed in the current contract, the regulations of the Commerce Code, the Colombian Mining and Environmental regulations, and in matters not provided for them by the applicable rules of the Colombian Civil Code.

I.     CONSIDERATIONS

FIRST. Mining Title. AMERALEX is the sole titleholder of the mining concession contract FFB-081 signed with INGEOMINAS, on July 27, 2006, that authorizes the work of exploration and exploitation of coal deposits, registered in the National Mining Register on the date, twenty forth (24) of May, 2007, in an area of one thousand five hundred and fifty hectares (1,550 Ha), located in the jurisdiction of the Municipalities of Boavita and La Uvita, Department of Boyacá, Republic of Colombia, determined by the coordinates established in the Second Clause of the cited Concession contract, which will be attached forming an integral part of the current contract (Annex 4) and that is currently in the second year of construction and assembly stage.

SECOND. That the Parties have identified certain business opportunities to be realized in relation to the Mining Concession contract FFB-081, and as a consequence have signed a document of Confidentiality on March 18, 2011, with the purpose of furthering conversations for the development of the present legal business.

THIRD. Likewise the Parties have signed a memorandum of understanding on the 23rd of September, 2011, which establishes the minimum conditions for exercising the option on the part of CCP of the acquisition of the rights and obligations derived from the mining title FFB-081.

FOURTH. The Parties declare to have absolute knowledge that under the applicable Colombian mining regulations, a Mining Concession Contract grants rights of exploration and exploitation in a granted area that is the object of option of acquisition in this document, as long as it complies with the requirements established in the applicable laws, especially those which regulate mining activity and environmental regulations.

FIFTH. That CCP has expressed its interest in acquiring the rights and obligations which are derived from the concession contract FFB-081, in the terms and conditions established in the clauses of the current contract.

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SIXTH. That via the current contract, AMERALEX and CCP have agreed to execute the activities which are the subject of the current document and use their best efforts so that: (i) CCP can execute the activities of exploration to establish the reserve of the deposit located in Concession FFB-081 in the terms reviewed in the current contract; (ii) Fully comply with the corresponding regulation during the development of the exploration activities; (iii) AMERALEX carries out all the management needed to obtain the permits and mining and environmental licenses required for the due exercise of the rights granted by the Concession; (iv) The program of geological exploration will be developed with the active participation of AMERALEX; the Parties agree to form a Technical Committee of Exploration, which will have the Geologist Julio Ardila as a technical assessor; (v) CCP agrees to carry out the studies, issue requirements and prepare the documentation needed for the processing and obtaining of the permits and environmental and mining authorizations for the exploration stage and to supply the logistics required for this stage; (vi) AMERALEX may carry out the necessary management to request to the mining authority and other concessibles minerals which may exist within the area of the mining title FFB-081 and will study together with CCP the possibility of relinquishing such areas of the title which are not of interest for the mining project.

II.

III.     DECLARATIONS

Declarations of both Parties:

Each Party declares and guarantees to the other from the date of this Contract that:

a)	They are a duly constituted, organized and legally existing partnership under the laws of its jurisdiction.

b)	It is entitled with all power and authorization to carry out its business and to enter into this Option Contract.

c)	The signing or compliance of this Option Contract, does not conflict with, result in non-compliance with, or speed up the requested compliance of any other contract which they are already a Party of.

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d)	The signing and compliance of this Option Contract does not violate or result in non-compliance of the laws of any jurisdiction applicable to a Party or pertaining to the same of its constitutional documents.

~~e)~~	All stated in the current document will have full force once it is approved by the Board of Directors of COLOMBIA CLEAN POWER & FUELS, Inc. and the Shareholders Assembly of AMERALEX SAS, which is the reason the execution of the exploration stage agreed to be carried out in this contract, will commence with three (3) working days counting from the date when the two partnerships has mutually send an authenticated and apostilled copy of the act or equivalent document of authorization to the legal representative of one another.

f)	This Option Contract constitutes a legal, valid and binding obligation enforceable against such Party in accordance with its terms.

g)	There is no dispute, claim or litigation against the Concession Contract FFB-081, different than the request of legalization of illegal mining referred to in this document.

h)	That to this date they have full knowledge of the existence of the legalization proceedings of illegal mining of the area of the contract FFB-081 that corresponds to the following file numbers of the Colombian Institute of Geology and Mining INGEOMINAS, LCI-14561X, LF9-08061X, LEE-14501X and LES-16021X and that AMERALEX commits to carry out in a diligent manner all the actions and management needed so that such mentioned requests are not accepted.

Mr. CESAR ENRIQUE SALGADO BEJARANO in his capacity as legal representative of AMERALEX declares that:

a) Up to the signing of the present contract AMERALEX has made effective before the Mining Authority all the payments generated in concept of surface rights, as well as establishing the mining and environmental policy of the Mining concession contract FFB-081 demanded by Law in order to maintain the validity of the contract and give compliance to their obligations;

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b) AMERALEX is good standing with the Mining Authority regarding the obligations cited in precedence (annex 5);

c) AMERALEX presented to the Mining Authority the Work and Labor Plan of the contract FFB-081 on March 13, 2008, however pending the presentation of the adjustments made to such mentioned document related to the requirements demanded by INGEOMINAS and the retention request of areas of the mining titles with purposes of exploration.

d) AMERALEX, via Resolution no. 01719 of December 14, 2009, obtained the environmental license from the Competent Authority (CORPOBOYACA) for the development of the construction and assembly work and exploitation of the mining title FFB-081 (annex 5).

e) AMERALEX has obtained and conserved the mining title in a legally valid manner in accordance with the applicable legislation.

f) That while AMERALEX is the titleholder of the mining contract FFB-081 it is made responsible for all the obligations that arise before the state authorities in virtue of the mining, environmental and tributary municipal, departmental and national regulations, or any claim of third parties, public or private.

g) CCP assumes responsibility before AMERALEX for all the legal consequences of environmental damage or damage to third parties caused by CCP and which occur during the development of the exploration program under its control in the area of the mining contract FFB-08, for this purpose they will guarantee to AMERALEX the realization of the necessary procedures to minimize the risk that may affect the ownership of the mining concession contract during the exploration stage, this responsibility will not cover the management and obligations pertaining to the mining title nor the legal consequences derived from the environmental and mining liabilities existing before the execution of the exploration stage.

h) CCP will demand to its contractors that during the exploration stage the construction of extra contractual policies of civil responsibility, with the purpose of covering damage that may be caused to third parties during the execution of this stage.

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i) Inexistence of prior agreements.- AMERALEX states that no prior agreements or negotiations exist that affect or may affect the future of the execution of the current agreement and that from the date of the signing of the current document they will not enter into any agreement or option with third parties regarding the totality or part of the area of the concession contract FFB-081. Likewise that they have not contracted any obligation or commitment which may alter the essence and validity of the referred to mining concession contract, with the exception of the legal obligations derived from the mining and environmental regulations applicable to such mentioned title and those which may eventually derive from the illegal mining legalization requests.

j) Non-compliance on the part of the titleholder.- In the event that AMERALEX carries out any negotiation aimed at the disposition of the rights that they have regarding mining concession FFB-081, to any total or partial title of the area which is the object of the current agreement with third parties or will not carry out the assignment proceeding which is the subject of the current contract, this document gives enforceability for the cover of damages and losses generated to CCP.

COLOMBIA CLEAN POWER SAS, on its part, declares the following:

a) In the case that CCP exercises the option to acquire the totality of the rights of the mining contract FFB-081 in accordance with the First Clause of the current document and that the titleholder has paid in advance any economic obligation derived from the validity of the contract, CCP will reimburse pro rata to the titleholder the corresponding share from the date that the Resolution is to be signed by which the mining authority accepts the total assignment of the rights of the mining title.

b.) CCP will assume responsibility before AMERALEX for all the legal consequences for environmental damage or damage to third parties caused by CCP and which occur during the development of the exploration program under its control in the area of the mining contract FFB-081, and will guarantee to AMERALEX the realization of the necessary management to minimize the risk that may affect the ownership of the mining concession contract during the exploration stage, this responsibility will not cover the management and obligations pertaining to the mining title nor the legal consequences derived from the environmental and mining liabilities existing before the execution of the exploration stage.

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IV.

V.     AGREEMENT

As a consequence of the above the Parties agree the following:

FIRST CLAUSE. OBJECTIVE.- With the signing of the current contract, AMERALEX as the sole registered titleholder of the Concession Contract FFB-081 grants CCP or to whomever is appointed in an EXCLUSIVE manner the option of acquiring in its capacity of assignee of 100% of the mining rights and obligations of the Concession Contract FFB-081, an option that in turn accepts the terms and conditions reviewed in this document. In consequence AMERALEX is obligated to implement the assignment herein agreed in accordance with the proceeding established in Article 22 of Law 685 of 2001, Mining Code in force, once the Legal Due Diligence is carried out on the final assignee and the conditions which are stipulated herein are verified.

SECOND CLAUSE- Geological Exploration Program: CCP will carry out at its own cost, a geological exploration program within 100% of the area of the title FFB-081, which will last up to eighteen (18) months, with the purpose of determining the probable and proven reserves existing within the deposit. CCP is the sole owner of the geological information resulting from the exploration program; however, they agree to permit AMERALEX access to said information and they, on their part, commit to not divulge it partially or totally to third parties.

If the geological exploration program lasts more than eighteen (18) months, CCP will have an additional period of up to six (6) months to complete the exploratory activities. In such case, during the addition period they will pay AMERALEX interest solely on the payment agreed at the moment of exercising the option, at a rate of Prime Rate plus 500 basic points (PR + 0.5%). The remaining pending payments will not be subject to modification nor the amount or the agreed term.

THIRD CLAUSE: Responsibility during the Exploration Stage. CCP will assume responsibility before AMERALEX for all the legal consequences for environmental damage or damage to third parties caused by CCP and which occur during the development of the exploration program under its control in the area of the mining contract FFB-081, and will guarantee to AMERALEX the realization of the necessary management to minimize the risk that may affect the ownership of the mining concession contract during the exploration stage, this responsibility will not cover the management and obligations pertaining to the mining title nor the legal consequences derived from the environmental and mining liabilities existing before the execution of the exploration stage.

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FOURTH CLAUSE: The Parties agree to prevent and counteract by legal means and to perform strict follow-up of any illegal mining situation or any request of this nature which occurs during the development of the exploration program, as well as developing joint strategies for the socialization and management of the Project within the communities, the local administration and landowners located in the area of influence of the mining title. Likewise, they will design and execute strategies of social responsibility during the exploration stage focused on the social acceptance of the project and the accomplishment of agreement with private owners for the acquisition of permits of easement needed during this stage.

FIFTH CLAUSE: Definition of the Coal Types. To differentiate the metallurgical or coke-able coal from the anthracite coal the following options will be utilized in the order presented: a) The ASTM D388-05 classification table of coal in accordance with its range, clarifying by the swelling factor or FSI corresponding to the metallurgical low volatility coal which has a value of 3.5 (annex 6). b) The table of the relation between the coal range and the vitrinite reflectance (annex 7). 7). c) Direct coking assay in a laboratory test.

SIXTH CLAUSE: Acquisition Option of the mining title: Once the geological program of exploration is completed, within 18 months or within the terms of the previously reviewed extension, CCP can exercise the option of acquiring the mining title FFB-081. In case of failure to do so they may not demand the reimbursement of the payments made until the date in favor of AMERALEX. Likewise, the totality of the geological information obtained from the exploration program will be delivered to AMERALEX, in this event they will be the entitled owner of the same.

SEVENTH CLAUSE: In-situ Resources. Of the geological information known to date regarding three of the mining blocks (Ochacá-Tabor, Guayabal and Sauzal) that can be identified in the area of the mining contract FFB-081, CCP and AMERALEX have estimated resources of Metallurgical and Semi-Anthracite Coal of approximately 81.9 Mt.,a number which has served as a base for the commitments reviewed in the current contract.

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Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

EIGHTH CLAUSE: Evaluation Methodology: The methodology reviewed for the evaluation of the reserves is the JORC (Joint Ore Reserves Committee).

NINTH CLAUSE: For the purposes of determining a preliminary value of the current option the parties agree to utilize a mining recuperation factor of 75% and a geological uncertainty of 25%, which has permitted the estimation of the reserves which should be identified in the exploration program at 25,368 Mt.

TENTH CLAUSE: Economic Conditions of the business: If CCP exercises the option of acquiring the mining title FFB-081, the value of acquisition of the aforementioned title will be equal to the total of the reserves identified in the exploration program multiplied by the agreed unitary prices, which are described as follows:

TYPE OF COAL	PROVEN RESERVES	PROBABLE RESERVES
Metallurgical	US$ */ t	US$ */ t
Semi-anthracite	US$ */ t	US$ */ t

All the reserves which exceed 25,3684 Mt will be valued as indicated in the following:

TYPE OF COAL	PROVEN RESERVES	PROBABLE RESERVES
Metallurgical	US$ */ t	US$ */ t
Semi-anthracite	US$ */ t	US$ * / t

ELEVENTH CLAUSE: Determination of Reserves: The Parties have agreed that the determination of reserves of the mining title shall be made using the JORC methodology described in the Eighth Clause. CCP has designated Mr. BRIAN THOMPSON as a “Competent Person” under the definition of JORC, who is an internationally recognized Geologist accredited to issue the Certification of Reserves. In the case that the said person is unavailable CCP will designate another “Competent Person” with the same qualifications.

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Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

11.1 The fees of Mr. THOMPSON will be totally covered by CCP; however, AMERALEX may nominate at its expense a different “Competent Person”, under the definition of JORC, if they consider it necessary.

11.2 Once the exploitation program is complete, the “Competent Person” will prepare and send to the Parties their final report with the indication of the probable and proven reserves of the mining title. Utilizing the referred Geological Information, AMERALEX, will simultaneously prepare a similar report for the probably and proven reserves.

11.3 If the difference in absolute value between the report of the “Competent Person” designated by CCP and the calculation prepared by AMERALEX does not exceed 5% of the value reported by the “Competent Person”, the value to be used will be that of the “Competent Person”; otherwise the final value will be the arithmetic average of the reported values of each of them. However, in this case either of the Parties may request the involvement of an Independent Inspector who utilizes the same JORC methodology to prepare a new report of probable and proven reserves. This Independent Inspector will be chosen by mutual agreement and their fees will be covered by the Party who requested their involvement.

11.4 If the difference in absolute value between the report of the Independent Inspector and of the Competent Person is equal to or less than 5% of the value reported by the Competent Person, then the final value will be that of the Competent Person; otherwise it will be the arithmetic value of the values reported by each of them.

TWELVETH CLAUSE: Final Price: The final Price of exercising the current option will be the value which is the result of multiplying the reserves for each type of coal by the unitary values indicated in the Seventh clause.

THIRTEENTH CLAUSE: Method of Payment: The Parties have agreed the follow payment scheme in favor of AMERALEX:

- First Payment: * Dollars on the date of formalization of the current contract in the terms indicated in the declaration e) of the current contract.

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Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

- Second Payment: * Dollars, Nine (9) calendar months after the first payment.

- Third Payment: At completion of the exploration stage and once CCP has notified their decision to exercise the purchase option of the mining title, AMERALEX will carry out the corresponding assignment proceedings before the mining authority and CCP will constitute in its favor a trust or a similar mechanism with a value of * Dollars, with the instruction of transferring that sum of money in favor of AMERALEX or to their order as soon as the administrative act that accepts the assignment of the mining title in favor of CCP is duly executed.

- From and including month 30, counting from the date of the first payment, annual payments of * Dollars will be made or for the remaining pending amount if this is less, as long as the total assignment of the title FFB-081 has been registered in the National Mining Register.

- If the total value of the contract exceeds * Dollars, the payments corresponding payments to month Sixty Six (66) and further will be equal to the immediately previous payment incremented by * Dollars or the sum pending for payment if this is less.

- If at the moment of each payment, the assignment of the mining title FFB-081 has not been registered in the National Mining Register, CCP will establish a trust or similar mechanism for the sum pending for payment in the favor AMERALEX, with the instruction to transfer such mentioned in favor of AMERALEX or to their order as soon as the the registration is made effective in the mentioned Register.

-Independent of the indentified reserves, under no circumstances shall the value of the contract exceed the sum of * Dollars.

The following illustrates the flow of payments corresponding to the maximum possible value: *

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Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

4.1 The payments may be made in US Dollars or in Colombian Pesos liquidated at the representative market rate valid at the date of the respective payment at the criteria of AMERALEX.

4.2 At any moment CCP may make the payments previously reviewed under the sixth section of the current document calculating the remaining net present value of future payments at a rate agreed by the Parties at the moment of agreeing the prepayment.

4.3 The total amount of this transaction will be paid with arithmetic sum of the nominal values of the agreed payments.

FORTEENTH CLAUSE: Guarantees:

11.1 Once the option of acquisition of the mining title is exercised and if it is determined that the total value of the assignment contract is equal to or less than than * Dollars, CCP may pay in cash the pending sum or make a payment of a minimum of * Dollars and obtain a letter of credit in favor of AMERALEX, which amount will be equal to the difference until reaching the sum pending for payment.

11.2 Once the acquisition option of the mining title is exercised and if it is determined that the total value of the assignment contract is higher than * Dollars, CCP may pay in cash the pending sum or obtain a letter of credit in favor of AMERALEX, which amount will be equal to the least value between * Dollars and the sum pending for payment. In no case the value of the letter of credit will be higher than * Dollars.

11.3 In cases where there are existing sums pending for payment that are not covered by the letter of credit and furthermore which show a non-compliance of the payment scheme on the part of CCP, AMERALEX may demand the return of the mining title FFB-081 and CCP will assume from now the obligation of management before the mining authority a new assignment of the title in favor of AMERALEX.

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11.4 Likewise and with the same justification, AMERALEX may take as dation in payment the mining infrastructure which has been installed by CCP within the area of the title, if it is in their best interests.

11.5 However, at any moment CCP will have the option of increasing the value of the letter of credit to cover the sums pending for payment or increase the amounts to be paid with the purpose of reducing the remaining values.

11.6 The granted letter of credit is considered acceptable to AMERALEX if the same is issued by foreign offices of the following banks: Merril Lynch, Citi Bank, Banco de Bogotá or Bancolombia.

FIFTEENTH CLAUSE: Joint Mining Project in the title FFB-081: The Parties manifest their interest to develop a mining exploitation project in the area to be established by mutual agreement between the Parties, on the understanding that AMERALEX will perform in a timely manner and with the utmost diligence the necessary proceedings to retain the remaining areas of the mining title with the purpose of exploration. This joint project will be managed under the legal business of collaboration that the parties deem convenient and that will be instrumented in a separate document.

SIXTEENTH CLAUSE: Tributary Aspects of the Business: CCP will facilitate all the management that AMERALEX carries out with the purpose of optimizing the tributary impact of the current agreement as long as the interest of CCP or of COLOMBIA CLEAN POWER & FUELS, Inc., are not affected, nor that imply a non-compliance with Colombian laws or those which regulate the activity of their headquarters.

SEVENTEENTH CLAUSE: Exclusivity: With the signing of the current agreement and during the period of exploration AMERALEX will abstain from requesting, initiating or participating in approaches, conversations or any negotiations with third parties regarding the total or partial assignment of the mining title FFB-081.

EIGHTEENTH CLAUSE: In the event that either of the Parties decides to assign, sell or transfer to any title the rights derived from the current contract, it should have the express and written consent of the other.

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NINETEENTH CLAUSE: In the event that AMERALEX decides to enter into an Operation Contract within the area of the title FFB-081, and before the title assignment is approved by the mining authority, it should have the consent of CCP regarding the area to be granted and the conditions of the same.

TWENTIETH CLAUSE: Unilateral Termination of the current contract: CCP is entitled to terminate the current contract from the date of the signing of the current contract and up to the day in which they exercise the assignment option of the mining title in their name. Therefore, during the period of time reviewed in this clause CCP may determine that there is no interest or that it is not possible to develop a mining project and in this eventuality, CCP may (i) unilaterally terminate the obligation of continuing with the payment reviewed in the Ninth and Tenth Clauses of the current agreement, being exonerated of any payment proportional to the remaining period of time for the next payment, compensation, penalization, reclamation, royalty or any type of expenditure of money in favor of the titleholders, (ii) and resign from now to demand to AMERALEX the total or partial return of any of the sums of money received until that moment.

In case of unilateral termination on the part of CCP, in the terms described in this clause the following procedure will be applied:

a)	CCP should notify AMERALEX of its decision to unilaterally terminate the current contract, in written form and to the address reviewed in this contract with the purpose of notification. From the date of notification of the decision of unilateral termination of current agreement, all the pending obligations of CCP in favor of AMERALEX will cease. Notwithstanding the foregoing the responsibility of CCP for the obligations derived from the activities developed during the exploration will remain in force.

b)	Within the month following the notification of termination of the current agreement they will proceed to remove all the machinery, installations and equipment belonging to CCP which are located within the area covered by the Concession Contract being terminated.

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c)	The unilateral termination of the current contract grants the titleholders the right to demand the delivery of the studies completed in the area of the contract FFB-081, the nucleus, registers and all the lithology information of the shafts obtained during the exploration stage.

Paragraph One: AMERALEX, may not at any moment unilaterally terminate the current contract by virtue of the exclusivity of the rights granted to CCP.

TWENTY FIRST CLAUSE: Scope of the current Contract: The current Contract constitutes the sole and total agreement between the Parties in relation to the subject matter of the contract and prevails upon any verbal or written proposal, on all prior negotiation and all other communications between the Parties with respect to the subject matter of the Contract and, in particular, upon the Memorandum of Understanding for the Acquisition of a Mining Title, entered into between the Parties on September 23, 2011.

TWENTY SECOND CLAUSE: Force Majeure or Unforeseen Circumstances: If for reasons of force majeure or unforeseen circumstances, CCP or AMERALEX cannot comply with the obligations of the current agreement, they shall be exempt from all responsibility and will have their compliance of obligations suspended for that period, as long as the causes that led to the suspension still exist. Once the causes which gave place to the suspension of the contract are overcome by reason of force majeure or unforeseen circumstances, the Party that invoked the force majeure or unforeseen circumstances is obliged to comply with the obligations in the terms agreed prior to the suspension, respecting the terms reviewed at the time of the suspension of the contract.

It is understood that in the case of force majeure or unforeseen circumstances for the purposes of the current agreement, not only what is stated by Colombian law, but additionally and particularly to the title, including, but not limited to: situation of alteration of public order in the municipality of Boavita or La Uvita or their vicinity, laws, regulations or new decrees issued by the mining, environmental, departmental, municipal or any other kind of authorities, actions or non-actions on the part of civil, military, administrative, judicial authorities, fires, explosions, flooding, other natural disasters, insurrections, civil disturbances and all circumstances alien to the will of the parties which make impossible the continuation of any mining activities in the areas of the concession contract FFB-081.

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To invoke force majeure or unforeseen circumstances the affected party should notify the other party of the occurrence of the event as soon as it is aware and realizes that the same impedes the execution of the current agreement or the mining concession contract. Likewise, such party is obliged to notify the other party immediately when the causes or effects that led to the suspension of obligations end.

TWENTY THIRD CLAUSE: Dispute Settlement: The Parties declare that for all legal effects the contractual address is Bogotá D.C., that the law and the jurisdiction applicable to the current document are Colombian. All dispute or differences related to the execution of this agreement or of other contracts will may be entered into, will be submitted to the following dispute settlement procedure: a) In the first instance, the discrepancies will be resolved via an amicable settlement mechanism, in a direct manner or appealing for the appointment of a conciliator, designated by common agreement within ten (10) days following the written manifestation of any dissatisfied Parties. If the appointment is not possible, the interested party or parties will approach the Disputes Solution Center of the Chamber of Commerce of Bogotá to do so. The conciliator will resolve the conflict binding the Parties, and shall specify the manner in which those involved must comply with their decision. b) If the above procedure is not effective, the Parties will attempt resolution via the arbitration tribunal appointed by the Chamber of Commerce of Bogotá, by randomly assigning arbitrators from the registered list maintained by the said Chamber of Commerce. The Tribunal thusly constituted shall be subject to the provisions of Decree 2279 of 1989 and all further modification or amendments to the legal dispositions, in accordance with the following regulations: a)The tribunal shall consist of one arbitrator; b)The internal organization of the tribunal will be subject to the regulations reviewed for this purpose by the arbitration center of the Chamber of Commerce of Bogotá; c) The tribunal will decide on rights, and d) The tribunal operates in the city of Bogotá in the arbitration center of the Chamber of Commerce of the same city. In the case of existing values pending for payment which is not covered by the letter of credit CCP will resign to exercise any type of legal action against AMERALEX if the aforementioned makes the agreed guarantees effective.

This clause excludes the exercise of executive action reviewed by the Parties in the current contract and the resolution of disputes arising from the calculation of existing reserves within the mining title FFB-081, which will be submitted to the proceeding established in the Eleventh Clause of the current contract.

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TWENTY FOURTH CLAUSE: Amendments: This current agreement may only be amended by a written document signed by the duly authorized representatives of each of the Parties.

TWENTY FIFTH CLAUSE: CONFIDENCIALITY: INFORMATION OBTAINED DURING THE CONTRACT: The parties agree to keep under strict confidentiality, all information or documentation which they may have access to as consequence of the nature of the current contract. Therefore, they will limit the disclosure of information exclusively to personnel and assessors who may require such knowledge contained within the same (and in the case of subsidiaries, to their personnel) and will notify their employees of the obligations herein explained and that the information will only be used for the purposes hereof. The Parties shall: 1. - Not disclose the current Agreement nor the related information agreed, without prior written approval from an authorized representative of the other Party. 2. Carefully protect such mentioned information to avoid non authorized disclosure, exercising the same degree of care used to protect their confidential information. Nevertheless, the parties declare knowledge and understanding that due to the fact that CCP is a subsidiary of a public association of the United States of America, they may be required to disclose the terms of this negotiation. In the event of exercising the option of acquisition of the rights derived from the concession contract FFB-081, the current agreement may be made available to the public and consequentially, confidentiality will only be implied to the technical and geological information regarding the deposits known by the parties as well as the information deemed private by the law.

TWENTY SIXTH CLAUSE: Enforceability: The parties state that the current agreement will remain in force and binding until the date when CCP pays the totality of the sum reviewed in the FIFTH Clause of the current contract.

TWENTY SEVENTH CLAUSE: Indemnities:

27.1 AMERALEX agrees to indemnify and hold harmless CCP, its personnel, directors, agents and executives against all loses, expenses, costs, damages etc. which it may suffer or incur directly or indirectly by any of them, which may arise in connection with any procedure, action or claim executed by a third party due to an infraction related to Know How: received bills, paid bills, violation of any declaration or guarantee granted by AMERALEX of any law, statute, rule, regulation, bylaw, administrative instruction and any other enactment relevant to the activities of the same, by virtue of, or in relation to the administration, management, financing, legal conformities, sanctions, litigations, taxes, work issues, state pension scheme etc; and other actions, things, declarations which may have impact on the present and/or future operations, business and/or good will of AMERALEX.

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27.2. CCP may, at its own discretion, decide to initiate any legal action arising or related to the statements made by AMERALEX in this contract; and if CCP decides to initiate an action to give compliance to any of the statements it may introduce a legal action against any of the parties composed by AMERALEX, together, or in collaboration or however it may consider suitable.

27.3. CCP agrees to indemnify and hold harmless AMERALEX, its personnel, directors, agents and executives against all loses, expenses, costs, damages etc. which it may suffer or incur directly or indirectly by any of them, which may arise in connection with any procedure, action or claim executed by a third party due to an infraction related to Know How: received bills, paid bills, violation of any declaration or guarantee granted by CCP of any law, statute, rule, regulation, bylaw, administrative instruction and any other enactment relevant to the activities of CCP, by virtue of, or in relation to the administration, management, financing, legal conformities, sanctions, litigations, taxes, work issues, state pension scheme etc; and other actions, things, declarations which may have impact on the present and/or future operations, business and/or good will of CCP.

24.4. AMERALEX may, at its own discretion, decide to initiate any legal action arising or related to the statements made by CCP in this option contract; and if AMERALEX decides to initiate an action to give compliance to any of the statements it may introduce a legal action against any of the parties composed by CCP, together, or in collaboration or however it may consider suitable.

TWENTY FIFTH CLAUSE: All the terms and dispositions which have or have not been expressed in this Option Contract will be binding for the parties, which will be beneficial for them and will be executed by the same or their legal representatives and successors.

TWENTY SIXTH CLAUSE: CLAUSULA VIGESIMO SEXTA. Except as otherwise provided for by this document, each Party of this Option Contract should bear its respective expenses incurred in relation with the preparation, development and execution of this option contract and the transactions contemplated herein, including all fees and expenses of agents, representatives, advisors, intermediaries, lawyers and accountants.

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TWENTY SEVENTH CLAUSE: ADDRESS: Both parties indicate the address of this agreement as the Capital District of Bogotá, Department of Cundinamarca.

TWENTY EIGHTH CLAUSE: NOTIFICATIONS: Any communication required or which must be sent to the parties in regard to the current contract shall be by registered mail or personally delivered to the following persons and addresses:

AMERALEX S.A.S.

ADDRESS. Calle 16 No. 14-41 Oficina 1209. Duitama, Boyacá

TEL. 3108088910

CONTACT. CESAR SALGADO BEJARANO cesarsalgado@icmltda.com

COLOMBIA CLEAN POWER S.A.S.

ADDRESS. Calle 100 No. 8 A-55 Torre C oficina 315. Bogotá D.C.

TEL. 7432090

CONTACT. CARLOS JULIO SOTO VÁSQUEZ: csoto@colombiacleanpower.com.

Any notice shall be deemed to have been sent and received if:

28.1. If delivery is personal, and is made on a non-working day to the receiving party, if that day is not a business day such notification is deemed to have been given and received on the first working day following the day of personal service;

28.2 If made by registered mail, then the first working day following the expiration of five (5) business days following the date of sending.

28.3 In the case of sending by a facsimile transmission and it is successfully transmitted before 4:00pm on a business day where the receiving party is located, then in that business day, and if transmitted after 4:00pm then the first working day following the date of transmission.

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19.4. In the case of sending by email and it is successfully transmitted before 4:00pm on a business day where the receiving party is located, then in that business day, and if transmitted after 4:00pm then the first working day following the date of transmission.

19.5. For all purposes of the current clause the parties may make the decision of notification by any of the alternatives listed here, but in all cases the terms begin to be valid from the first form that is used.

In witness that the above document fully comprises the will of both involved Parties, signed in the city of Bogotá, on the Seventh (7) of October, 2011, in two identical copies.

/s/ James Albert Flores	/s/ Carlos Julio Soto Vasquez
JAMES ALBERT FLORES	CARLOS JULIO SOTO VASQUEZ
Passport No. 209834913	C.C. 70.045.125
Legal Representative	Legal Representative
COLOMBIA CLEAN POWER SAS	COLOMBIA CLEAN POWER SAS

/s/ Cesar Salgado Bejarano

CESAR SALGADO BEJARANO

C.C. 3.102.803

Legal Representative

AMERALEX SAS

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